Exhibit 16.1

November 17, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 11, 2011 of QEP Resources, Inc. and are in agreement with the statements contained in paragraphs 3, 4, 5 and 6 on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP